Exhibit 99.1

  The Children's Place Reports 2005 Third Quarter Financial Results;
              Third Quarter Earnings Per Share of $1.02;
     Earnings Per Share Before Extraordinary Gain Increased 48% to
                       $0.96 vs. $0.65 Last Year

    SECAUCUS, N.J.--(BUSINESS WIRE)--Nov. 17, 2005--

       Company Now Anticipates Fiscal 2005 Earnings Per Share of
                            $2.35 to $2.40

    The Children's Place Retail Stores, Inc. (Nasdaq:PLCE) today reported financial results for the third quarter and nine months ended October 29, 2005.

    Third Quarter

    -- Net sales for the third quarter increased 57% to $441.1 million, compared to $280.5 million last year. Third quarter sales were comprised of $320.0 million from The Children's Place, a 14% increase over last year, and $121.1 million in sales from Disney Store.

    -- Comparable store sales increased 6% in the quarter, versus an 18% increase last year.

    -- Net income was $29.3 million, compared to net income of $17.7 million last year.

    -- Diluted earnings per share were $1.02. Diluted earnings per share before extraordinary gain increased 48% to $0.96, compared to $0.65 last year. Third quarter earnings included an extraordinary gain of $1.7 million, or $0.06 per share, related to the completion of purchase accounting for the Disney Store acquisition in November 2004. Also, third quarter earnings reflect a lower effective tax rate than previously anticipated.

    -- The Company opened 19 Children's Place stores and closed one store during the third quarter. In addition, the Company opened 13 Disney Stores during the third quarter.

    Nine-Month Period

    -- Net sales for the nine-month period increased 62% to $1,129.0 million, from $695.4 million for the same period in 2004. Sales for the nine-month period were comprised of $815.9 million from The Children's Place, a 17% increase over last year, and $313.1 million in sales from the Company's Disney Store business.

    -- Comparable store sales increased 8% for the period, compared to a 15% increase for the same period last year.

    -- Net income was $21.2 million, compared to net income of $19.3 million in the year-ago period.

    -- Diluted earnings per share were $0.74 compared to diluted earnings per share of $0.70 in the 2004 period. Nine-month net income and earnings per share results include the above referenced extraordinary gain and change in effective tax rate.

    -- The Company opened 39 Children's Place stores during the nine-month period, and closed three. In addition, the Company opened 15 Disney Stores and closed one.

    "I am proud of our third quarter results and the increased profitability of our brands," said Ezra Dabah, Chairman and Chief Executive Officer of The Children's Place. "Over the past year, The Children's Place has further established itself as a leading children's specialty retailer, while we have simultaneously achieved the goals and objectives we set for the Disney Store acquisition. We are confident that we have the right strategies in place to continue to gain market share, grow profitably and drive a successful Holiday season."

    The Company stated that it continues to anticipate fourth quarter earnings per share of $1.61 to $1.66 including an anticipated charge of approximately $2 million due to the American Jobs Creation Act. The Company also stated that it now anticipates full year fiscal 2005 earnings of $2.35 to $2.40 per share, reflecting the extraordinary gain realized in the third quarter and a lower expected annual effective tax rate of 38% from 39%.

    The Children's Place will host a webcast of its third quarter conference call today at 9:00 a.m., Eastern Time. Interested parties are invited to listen to the call at the Company's web site, www.childrensplace.com. An archive of the webcast will be available on the site through Thursday, November 24, 2005.

    The Children's Place Retail Stores, Inc., is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary "The Children's Place" and licensed "Disney Store" brand names. As of October 29, 2005, the Company owned and operated 786 The Children's Place stores and 321 Disney Stores in North America and its online store, www.childrensplace.com.

    This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.


               THE CHILDREN'S PLACE RETAIL STORES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                              (Unaudited)

                          13 Weeks Ended:         39 Weeks Ended:
                      October 29, October 30,  October 29, October 30,
                          2005        2004         2005        2004
                      ------------------------------------------------
                                   (Restated)               (Restated)

Net sales               $441,051   $ 280,496  $ 1,129,018   $ 695,440
Cost of sales            255,883     164,000      703,245     424,022
                         --------   ---------  -----------   ---------

Gross profit             185,168     116,496      425,773     271,418
Selling, general and
 administrative
 expenses                128,492      74,016      356,609     200,934
Depreciation and
 amortization             13,822      13,000       39,968      38,452
                         --------   ---------  -----------   ---------

Operating income          42,854      29,480       29,196      32,032
Interest (income)
 expense, net                139         (48)        (291)       (154)
                         --------   ---------  -----------   ---------

Income before income
 taxes and
 extraordinary gain       42,715      29,528       29,487      32,186
Provision for income
 taxes                    15,126      11,845        9,967      12,882
                         --------   ---------  -----------   ---------
Income before
 extraordinary gain       27,589      17,683       19,520      19,304
Extraordinary gain,
 net of taxes              1,665           0        1,665           0
                         --------   ---------  -----------   ---------

Net income              $ 29,254   $  17,683  $    21,185   $  19,304
                         ========   =========  ===========   =========

Basic net income per
 common share before
 extraordinary gain     $   0.99   $    0.66  $      0.71   $    0.72
Extraordinary gain,
 net of taxes               0.06        0.00         0.06        0.00
                         --------   ---------  -----------   ---------
Basic net income per
 common share           $   1.05   $    0.66  $      0.77   $    0.72
                         ========   =========  ===========   =========

Basic weighted average
 common shares
 outstanding              27,740      26,928       27,602      26,867

Diluted net income per
 common share before
 extraordinary gain     $   0.96   $    0.65  $      0.68   $    0.70
Extraordinary gain,
 net of taxes               0.06        0.00         0.06        0.00
                         --------   ---------  -----------   ---------
Diluted net income per
 common share           $   1.02   $    0.65  $      0.74   $    0.70
                         ========   =========  ===========   =========

Diluted weighted
 average common shares
 and common share
  equivalents
  outstanding             28,736      27,393       28,794      27,475


               THE CHILDREN'S PLACE RETAIL STORES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)

                                 October 29,   January 29, October 30,
                                     2005         2005        2004
                                 -----------   ----------   ----------
                                                           (Restated)
Current assets:

Cash and investments              $ 122,428    $ 165,196    $  45,344
Accounts receivable                  26,702       23,987       14,249
Inventories                         261,160      161,969      143,367
Other current assets                 54,809       41,007       23,588
                                   ---------    ---------    ---------

Total current assets                465,099      392,159      226,548

Property and equipment, net         237,467      222,722      221,410
Other assets, net                    14,518       12,507       15,883
                                   ---------    ---------    ---------

Total assets                      $ 717,084    $ 627,388    $ 463,841
                                   =========    =========    =========

Current liabilities:

Revolving credit facility         $  55,299    $  37,268    $       0
Accounts payable                     87,282       78,106       40,721
Accrued expenses and other
 current liabilities                 98,825       99,575       56,203
                                   ---------    ---------    ---------

Total current liabilities           241,406      214,949       96,924

Other liabilities                   125,324      100,776       85,881
                                   ---------    ---------    ---------

Total liabilities                   366,730      315,725      182,805

Stockholders' equity                350,354      311,663      281,036
                                   ---------    ---------    ---------

Total liabilities and
 stockholders' equity             $ 717,084    $ 627,388    $ 463,841
                                   =========    =========    =========


               THE CHILDREN'S PLACE RETAIL STORES, INC.
                          SEGMENT INFORMATION
                             (In millions)
                              (Unaudited)

                               Thirteen Weeks Ended October 29, 2005
                             -----------------------------------------
                                The
                              Children's  Disney    Shared     Total
                                Place      Store   Services   Company
                             ----------- --------- --------- ---------

Net sales                      $ 320.0   $ 121.1   $     -  $ 441.1
Segment operating profit
 (loss)                           54.4       3.3     (14.8)    42.9
    Operating profit (loss) as
     a percent of net sales       17.0%      2.7%      N/A      9.7%


                             Thirty-Nine Weeks Ended October 29, 2005
                             -----------------------------------------
                                The
                              Children's  Disney   Shared     Total
                                Place     Store   Services   Company
                             ----------- -------- -------- -----------

Net sales                      $  815.9  $ 313.1  $     -  $ 1,129.0
Segment operating profit
 (loss)                            94.2    (20.6)   (44.4)      29.2
   Operating profit (loss) as
    a percent of net sales         11.5%    (6.6)%    N/A        2.6%


    CONTACT: The Children's Place
             Hiten Patel, 201-902-2177
             or
             Heather Anthony, 201-558-2865